EXHIBIT 21

Subsidiaries of MGE Energy, Inc.

As of December 31, 2011, the company held the following subsidiaries (all of which are formed or organized as Wisconsin entities):

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Madison Gas and Electric Company – a regulated utility that generates and distributes electricity to approximately 139,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to approximately 144,000 customers in seven Wisconsin counties.

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MGE Power LLC – owns MGE Power West Campus, LLC, and MGE Power Elm Road, LLC.

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MGE Power West Campus, LLC – owns a controlling interest in the electric generating assets related to the West Campus Cogeneration Facility. MGE Power West Campus has leased its share of these assets to Madison Gas and Electric Company through a long-term lease agreement.

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MGE Power Elm Road, LLC – owns an 8.33% undivided ownership interest in two coal-fired generating units in Oak Creek, Wisconsin. MGE Power Elm Road has leased its share of the generating units to Madison Gas and Electric Company through separate long-term lease agreements.

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MGE Transco Investment LLC – owns a minority equity interest in American Transmission Company LLC, which owns and operates electric transmission facilities in Wisconsin.

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Central Wisconsin Development Corporation – assists new and expanding businesses throughout central Wisconsin by participating in planning, financing, property acquisition, joint ventures and associated activities.

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MAGAEL, LLC – holds title to property for future utility plant expansion and nonutility property.

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MGE Construct LLC – provides construction services for building new generation to meet the needs of Madison Gas and Electric Company customers.